Exhibit 1.1

Amended Bylaws

DISTRIBUCION Y SERVICIO D&S S.A. REVISED TEXT OF BYLAWS.

BYLAWS: SECTION ONE. Name, Domicile, Duration and Purpose.

ARTICLE FIRST: Name; A corporation is organized under the name of “Distribución y Servicio D&S S.A.”. The company may use the acronym “D&S” for advertising and publicity purposes.

ARTICLE SECOND: Domicile. The domicile of the company is in the borough of Quilicura, Metropolitan Region, notwithstanding the agencies or branches that the Board of Directors agrees to establish in other cities in the country or abroad.

ARTICLE THIRD: Duration. The duration of the company is indefinite.

ARTICLE FOURTH: Purpose: The purpose of the company is: (a) to operate supermarkets, shopping centers, restaurants, industrial kitchens and outlets used for wholesale or retail trade; (b) to purchase, pack, process, produce, sell, import and export and distribute wholesale or retail any type of merchandise, article, product, food and other consumer goods related to the operation of supermarkets, shopping centers, restaurants, industrial kitchens and commercial outlets; to represent national and foreign companies and grant or accept business franchises in the above areas; (c) to provide services and assistance related to the installation, operation and functioning of supermarkets, shopping centers, restaurants, industrial kitchens and commercial outlets and to administration of credits granted to customers; (d) to acquire, transfer, import, export, market and lease with or without a sale promise equipment, machinery and elements used in the installation, operation and functioning of supermarkets, shopping centers, stores, warehouses, hotels, restaurants, industrial kitchens, cafeterias and commercial outlets; (e) to supply wholesale and retail merchants, supermarkets, shopping centers, stores, warehouses, hotels, restaurants, industrial kitchens, cafeterias or other commercial outlets with any type of merchandise, article, product, food or other consumer goods; (f) to build for its own account or third parties supermarkets, shopping centers, warehouses, office buildings, parking lots or homes, either for rent or for sale by floors, stores or apartments and subdivisions and to urbanize property where constructions are built; (g) to create, form or participate in civil or commercial corporations with a purpose that relates to the activities indicated in the preceding letters. The activities comprising the purpose of the company may be developed thereby in Chile or abroad either directly or through other companies as stipulated in letter (g) above.

SECTION TWO: Capital and Shares

ARTICLE FIFTH: Capital.- The capital of the company is $386,932,458,000 pesos, divided into 6,520,000,000 registered shares in one single series with no par value.

ARTICLE SIXTH: Certificates.- The certificates of the shares shall be registered and the form, issuance, delivery, replacement, exchange, ruin, transfer and transmission thereof shall be subject to the rules in the Corporations Regulations, which are considered expressly set out herein.

ARTICLE SEVENTH: Co-owners.- If one or more shares belong jointly to several people, the co-owners shall be obligated to appoint one single agent for all thereof to act as a shareholder before the company.

SECTION THREE: Management

ARTICLE EIGHTH: Management.- The company shall be managed by a Board of Directors, notwithstanding the powers corresponding to the Shareholders Meeting.

ARTICLE NINTH: Board of Directors- The Board of Directors shall be comprised of nine members who shall be elected every three years by the Shareholders Meeting. Board members shall continue in office after their term has expired if the Meeting called upon to make the renewal thereof is not held; in such event, the Board of Directors shall summon a Meeting within 30 days to make the corresponding appointments. Board members may be re-elected.

ARTICLE TENTH: Election of the Board of Directors.- Each shareholder shall have one vote per share he or she owns or represents in Board elections and may accumulate his votes in favor of one single person or distribute them as he or she deems suitable, and those who receive the highest number of votes in one same single voting shall be proclaimed elected until completing the number of Board members to be elected.

ARTICLE ELEVENTH: Incapacities and Incompatibilities.- Board members shall leave office because of the incapacities and incompatibilities established by law.

ARTICLE TWELFTH: Replacements.- In order to fill the vacancy of Board members who have left office on any of the grounds stipulated in the preceding article, the Board of Directors shall appoint the replacement or replacements who shall hold office until the next regular Shareholders Meeting, in which the entire Board of Directors shall be elected.

ARTICLE THIRTEENTH: Chairman. Vice Chairmen.- At its first Meeting after the regular Shareholders Meeting at which the Board has been elected, the Board shall elect a chairman from among its members who shall also be the Chairman of the company. The Board may also appoint one or more Vice Chairmen who shall replace the Chairman in the order established by the same Board.

ARTICLE FOURTEENTH: Meetings.- The Board of Directors shall meet with the frequency and in the location determined by the same Board and shall meet on a regular basis at least once a month. Board Meetings shall be Ordinary and Extraordinary. The former shall be held on the dates preset by the Board itself and shall require no special notice. The latter shall be held when convened specially by the Chairman personally or at the request of one or more Board members, after qualification by the Chairman of the need for the Meeting unless such Meeting is requested by an absolute majority of the Board members, in which case the Meeting shall necessarily be held without prior qualification. Only the matters specifically stipulated in the Meeting notice may be discussed at Extraordinary Meetings. The notice of an Extraordinary Meeting of the

Board shall be given by certified letter sent to each of the Board members at least three days in advance of the Meeting. This term may be reduced to 24 hours in advance if the letter is delivered personally to the Board member by a Notary Public. The notice of a special Meeting shall contain a reference to the matter to be discussed and may be omitted if all of the Board members of the company attend the Meeting.

ARTICLE FIFTEENTH: Constitution. Quorum.- The office of director is exercised collectively in a legally constituted Meeting. Board Meetings shall be constituted by the presence of an absolute majority of the Board members and resolutions shall be adopted by an absolute majority of the Board members present. Board members that are not present but communicated continuously and simultaneously by the technological means authorized by the Securities and Insurance Superintendence shall be understood that they participate in the meeting. In this case, their attendance and participation in the meeting shall be certified under the Chairman responsibility, or the person who represents him, and the Secretary of the Board, evidencing this fact in the minutes of the meeting, which shall be signed prior to the next meeting or ordinary meeting.

ARTICLE SIXTEENTH: Attributions.- The Board represents the company judicially and extra judicially and in order to comply with the corporate purpose, which shall not be necessary to evidence to third parties, and it is vested with all authorities of management that the law or these bylaws do not specifically grant to the Shareholders Meeting, notwithstanding the legal representation pertaining to the manager or the powers granted thereto by the Board itself. The Board of Directors may delegate part of its powers to managers, deputy managers or attorneys of the company, to one Board member of a committee thereof and, for certain special purposes, to other people.

ARTICLE SEVENTEENTH: Remuneration.- Board members shall be remunerated for their office and the Ordinary Meeting shall set the amount thereof. Board members may receive fees or allowances for special services, whether permanent or incidental, other than the office of director, which shall be authorized or approved by the Shareholders Meeting. All such remunerations shall be considered expenses of the company and shall be recorded as such.

ARTICLE EIGHTEENTH: Minutes.- The discussions and resolutions of the Board of Directors shall be written in a minute book by any means, provided such means offer the assurance that no insertions, eliminations or any other adulteration can be made that might affect the fidelity of the minutes, which shall be signed by the Board members who have attended the Meeting. If any Board member dies or is prevented for any reason from signing the corresponding minutes, a record shall be made therein of the respective fact or impediment. The minutes shall be considered approved as from the time of their signature as stipulated in the preceding subparagraphs. A Board member wishing to circumvent his liability for some act or resolution of the Board shall have his opposition recorded in the minutes an account of which shall be given to the next Ordinary Shareholders Meeting by the Chairman thereof. A Board member who considers that the minutes suffer from inaccuracies or omissions is entitled to place the corresponding provisos before signing them.

SECTION FOUR: The Manager

ARTICLE NINETEENTH: Manager. The Board of Directors shall appoint a person under the title of Manager who shall have the following attributions: (a) to attend to the general immediate administration of the company according to the authorities and instructions received from the Board of Directors and in accordance with these bylaws and the existing laws and regulations; (b) to attend Board and Shareholders Meetings, exercising thereat the position of Secretary and keeping the respective minutes books; (c) to direct and care for the internal economic order of offices and that the accounting is kept correctly; and (d) to represent the company judicially pursuant to article seventh of the Code of Civil Procedure.

SECTION FIVE: Shareholders Meetings.

ARTICLE TWENTIETH: Ordinary and Extraordinary Meetings.- Shareholders Meetings shall be Ordinary or Extraordinary. The former shall be held within the first four months of each year to discuss the matters specific to the competence thereof, which are indicated in the following article. The latter may be held at any time according to corporate needs to decide on any matter that the law or these bylaws stipulate for the competence of such Shareholders Meeting and provided such matters are indicated in the corresponding notice. When an Extraordinary Shareholders Meeting must decide on matters specific to an Ordinary Meeting, the operation and resolutions thereof shall be subject, as relevant, to the quorums applicable to this latter type of Meeting.

ARTICLE TWENTY-FIRST: Ordinary Meetings.- Subjects for an Ordinary Meeting are: ONE. The examination of the situation of the company and reports of external auditors and approval or rejection of the annual report, balance sheet, financial statements and exhibits submitted by managers or liquidators of the company. TWO. The distribution of profits for each fiscal year and in particular the distribution of dividends; THREE. The election or revocation of members of the Board of Directors, liquidators and auditors of management; and FOUR. In general, any matter of corporate interest which is not specific to a Extraordinary Meeting.

ARTICLE TWENTY-SECOND: Extraordinary Meetings.- Subjects for a Extraordinary Meeting are: ONE. The dissolution of the company; TWO. The transformation, merger or division of the company and the amendment of its bylaws; THREE. The issuance of bonds or debentures convertible into shares; FOUR. The transfer of the assets of the company in the terms indicated by number nine of article sixty seven of the Law of Stock Companies, or the fifty per cent or more of the liabilities; FIVE. The granting of real or personal guarantees to secure third-party obligations unless such third parties are subsidiary companies, in which case the approval of the Board shall suffice; and SIX. The other matters that by law or these bylaws correspond to the hearing or competence of Shareholders Meetings. The matters referred to in numbers one, two, three and four may only be approved at a Meeting held before a Notary, who shall certify that the minutes are a true record of the events and resolutions of the Meeting.

ARTICLE TWENTY-THIRD: Summons.- Meetings shall be summoned by the company’s Board of Directors. The Board of Directors shall convene: ONE. To an Ordinary Meeting to be held within four months following the date of the balance sheet in order to hear all matters within the competence thereof; TWO. To an Extraordinary

Meeting provided, in its opinion, the interests of the company justify it; THREE. To an Ordinary or Extraordinary Meeting, as the case may be, at the request of shareholders representing at least 10% of the voting shares issued, indicated in the request the matters to be discussed at the Meeting. Meetings convened under a shareholder request shall be held within the period of 30 days as of such request.

ARTICLE TWENTY-FOURTH: Notice. The notice of a Shareholders Meeting shall be given by a prominent notice to be published at least three times on different days in the newspaper of the corporate domicile as set by the Shareholders Meeting or, in absence of resolution or in the event of suspension or disappearance of the designated newspaper from circulation, in the Official Gazette, in the time, form and conditions stipulated in the Corporations Regulations. The Meetings at which all of the voting shares issued are present may be held validly even though the formalities required for notice thereof have not been completed.

ARTICLE TWENTY-FIFTH: Constitution of Meetings.- Meetings shall be constituted upon first notice by an absolute majority of the voting shares issued, that is, by at least one-half plus one of the shares issued; and upon second notice by those present or represented, regardless of the number thereof, and resolutions shall be adopted by an absolute majority, that is, at least one-half plus one of the voting shares present or represented unless the law, regulations or these bylaws stipulate a different quorum. Second notices may only be published once the Meeting to be held under a first notice has failed, and in any case the new Meeting shall be convened within 45 days following the date set for the Meeting not held. Meetings shall be presided over by the Chairman of the Board or the replacement thereof and the Secretary, if any, shall act as Secretary or the manager, in default thereof.

ARTICLE TWENTY-SIXTH: Participation.- Only the holders of shares registered in the Shareholders Registry five business days in advance of the date of the respective Meeting may participate at Meetings and exercise their right to voice and vote. Shareholders with no right to vote as well as Board members and managers who are not shareholders may participate at Meetings with the right to voice.

ARTICLE TWENTY-SEVENTH: Proxies.- Shareholders may be represented at Meetings by another person even though such person is not a shareholder. Representation shall be conferred in writing for all of the shares held by the principal as of that date. The form and text of the proxy and qualification thereof shall adhere to the stipulations in the Corporations Regulations.

ARTICLE TWENTY-EIGHTH: Qualified Quorum.- The resolutions of the special Shareholders Meeting that imply a reform to the corporate bylaws shall be adopted by an absolute majority of the voting shares issued. Nonetheless, resolutions relative to the following matters shall require the affirmative vote of two-thirds of the voting shares issued: ONE. The transformation of the company, division thereof and its merger with another company; TWO. The early dissolution of the company and setting of a term of duration; THREE. A change in the corporate domicile; FOUR. A decrease in the equity capital; FIVE. The Approval of contributions and estimate of assets not consisting of money. SIX. A change in the authorities reserved for the Shareholders Meeting or in the limitations on attributions of the Board; SEVEN. A decrease in the number of Board members; EIGHT. The transfer of a fifty per cent or more of the assets of the company, whether it includes or not its liabilities, as well, the formulation or amendment of any business plan that considers the transfer of assets for an amount higher than the foresaid percentage. For these effects, it is considered that constitute a same transfer operation, those that are executed by means of one or more acts regarding to any asset of the company, during any period of twelve consecutive months; NINE. A modification in the way to distribute corporate profits; TEN. The granting of real or personal guarantees to secure third-party obligations unless such third parties are subsidiary companies, in which case the approval of the Board shall suffice; ELEVEN. The purchase by the company of shares of its own issuance, in the conditions provided in articles twenty seven A and twenty-seven B of the Law of Stock Companies; TWELVE. The amendment of voidance caused by formal errors of an amendment of the bylaws regarding one or more of the matters referred to in this article; and, THIRTEEN. The amendment to the bylaws intended to create, modify or eliminate preferences shall be approved under the affirmative vote of two-thirds of the shares in the series affected.

ARTICLE TWENTY-NINTH: Minutes. The discussions and resolutions of Meetings shall be recorded in a minutes book which shall be kept by the manager of the company. Minutes shall be signed by whoever acted as Chairman and Secretary of the Meeting and by three shareholders elected thereat, or by all those present if less than three. The minutes shall be considered approved as from the time of their signature by the persons indicated in the preceding subparagraph. If any of the persons designated to sign the minutes considers that they suffer from inaccuracies or omissions, he shall be entitled to place the corresponding provisos before signing them.

SECTION SIXTH. Audit of Management

ARTICLE THIRTIETH: Auditors.- The Ordinary Meeting of the company shall appoint independent external auditors annually to inspect the accounting, inventory, balance sheet and other financial statements, who shall report in writing to the next Ordinary Meeting on compliance with their mandate.

ARTICLE THIRTY-FIRST: Information Available to Shareholders. The annual report, balance sheet, inventories, minutes, books and reports by external auditors shall be available to shareholders for their inspection at the management offices of the company for 15 days prior to the date set for the Shareholders Meeting. Shareholders may only request inspection of such documents in that period.

SECTION SEVENTH: Balance Sheet and Distribution of Profits

ARTICLE THIRTY-SECOND: Balance Sheet. The company shall prepare a general balance sheet as of December 31st of each year.

ARTICLE THIRTY-THIRD: Annual Report. The Board of Directors shall submit an explanatory report on the situation of the company in the most recent fiscal year to consideration of the regular Shareholders Meeting accompanied by the general balance sheet, profit and loss statement and report submitted in this regard by the external auditors. All these documents shall clearly reflect the equity situation of the company at the close of the fiscal year and the profits earned or losses suffered during the same.

ARTICLE THIRTY-FOURTH: Dividends.- Unless other resolution is otherwise adopted at the respective Meeting by unanimity of the voting shares issued, the Shareholders Meeting shall allocate no less than 30% of the net profits from each fiscal year for distribution as a cash dividend if there are no cumulative losses from previous fiscal years. Shareholders registered in the shareholders registry on the fifth business day prior to the date set for payment of dividends shall be entitled to receive dividends.

ARTICLE THIRTY-FIFTH: Interim Dividends. The Board of Directors may, under the personal liability of the Board members participating in the respective resolution, distribute interim dividends during the fiscal year on account of profits there from provided there are no cumulative losses.

SECTION EIGHTH: Dissolution and Liquidation

ARTICLE THIRTY-SIXTH: Dissolution. The company is dissolvable on the grounds indicated by law.

ARTICLE THIRTY-SEVENTH: Liquidation. Upon dissolution of the company, the words “in liquidation” shall be added to the name thereof and the Shareholders Meeting shall appoint a three-member committee to proceed with liquidation thereof. The election shall be made as provided in article tenth. The liquidation committee shall appoint a chairman from among its members who will represent the company. The liquidation committee shall effectuate the liquidation subject to and acting in accordance with the law and the resolutions that correspond legally to the Shareholders Meeting, although the mandate thereof may be revoked in the cases indicated by law. Notwithstanding the provisions in the preceding articles, liquidation shall not be undertaken if the company is dissolved because all of the shares thereof become the property of one single person.

SECTION NINE: General Provisions

ARTICLE THIRTY-EIGHTH: Arbitration. The difficulties arising between the company or the Board of Directors and shareholders thereof or between the latter amongst themselves on occasion of the application, performance or interpretation of this agreement, whether during the life of the company or while the liquidation thereof is pending, shall be resolved by an arbitrator not bounded by law appointed by mutual consent of the interested parties, who shall hear the matter arising without form of trial and against whose resolution there shall be no remedy whatsoever. In absence of agreement among the interested parties, the arbitrator shall be appointed by the corresponding civil judge of Santiago, in which case the arbitrator shall be an arbitrator-at-law and the appointment shall fall upon whoever is or has been a professor in the subjects of civil law or commercial law for more than five years in a university recognized by the State of Chile.

ARTICLE THIRTY-NINTH: Supplemental Rules. The legal or regulatory provisions in force for corporations shall be applicable to anything not stipulated herein provided they are not subjects the resolution or decision of which corresponds to the Shareholders Meeting.

TRANSITORY ARTICLES.

FIRST TRANSITORY ARTICLE: The capital of the company is 386,932,458,000 pesos, divided into 6,520,000,000 registered shares, of a single series, with no par value, fully subscribed and paid prior to the shareholders’ meeting held on October 26, 2004. The number of shares representing the capital of the company was divided by means of a resolution to redenominate the same, which was passed by the general extraordinary shareholders’ meeting held on October 26, 2004. Such resolution determined that, on a date to be determined by the Board of Directors, within 90 days following the holding of the referred shareholders’ meeting, each of the 1,630,000,000 shares into which the capital was divided as of October 26, 2004, was exchanged for four registered shares of the same and only existing series.

SECOND TRANSITORY ARTICLE: In Extraordinary Shareholders Meeting held on April 29, 2003, it was agreed to amend the bylaws increasing the number of the Board members from seven to nine. In the same Extraordinary Shareholders Meeting the Board of Directors was revoked and the following new Board of Directors was appointed: 1. Felipe Ibáñez Scott, 2. Manuel Ibáñez Ojeda, 3. Fernando Larraín Cruzat, 4. Enrique Barros Bourie, 5. Hans Eben Oyanedel, 6. Jonny Kulka Fraenkel, 7. Gonzalo Eguiguren Correa, 8. Nicolás Ibáñez Scott; and, 9. Rodrigo Cruz Matta. Considering that the amendment of the bylaws does not produce any effects until it is not duly legalized, the first seven Board members indicated shall enter into functions immediately and the remaining two shall do so as soon as the amendment of the bylaws of the company are legalized.